Exhibit 99.01

Pazoo, Inc. Signs Definitive Agreement And Pays Additional $50,000 To Acquire A 40% Interest In MA & Associates, LLC, A Company Formed To Be A Medical Marijuana Testing Laboratory In The State Of Nevada

Whippany, N.J., April 10, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that the second $50,000 payment was made on the signing of a Limited Liability Company Interest Purchase Agreement (“Agreement”) this week to acquire a 40% interest in Ma & Associates, LLC. This second payment brings the total investment to $100,000 thus far with a $250,000 investment to be made in the near future. To see a copy of the Agreement please see 8K filed yesterday April 10, 2014.

At the time the next $250,000 installment is made by Pazoo, applications with the State of Nevada will be filed for approval to setup two medical marijuana testing laboratories. The State of Nevada mandates that marijuana must be tested to ensure it meets safety standards for distribution.

CEO of Pazoo, Inc., David Cunic, stated “Having an interest in a medical marijuana testing laboratory company perfectly fits into our business model. We are very comfortable becoming partners with MA & Associates, LLC because we will not be involved in the growing or the distribution of the product.  MA & Associates, LLC is focused on making sure what is grown and distributed is of the highest quality and efficacy and meets all safety standards mandated.”

CEO of MA & Associates, LLC Antonio Del Hierro stated, “Being partners with Pazoo and their business model will enhance everyone’s wellbeing. The bond and passion the two companies share for bringing health awareness is truly remarkable. This is just the beginning!”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: April 10, 2014